UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2012

UNSEEN SOLAR, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54392	27-1662208
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

650 N. Rose Drive #607
Placentia, CA 92870
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: 714.809.7881

__________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 5 -	CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Amendment to Certificate of Incorporation

On November 21, 2012, Unseen Solar, Inc., a Delaware corporation (the “Company”) filed a Certificate of Amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”) to increase the total number of authorized shares of common stock from 100,000,000 to 500,000,000. As set forth in Item 5.07 below, the Company’s stockholders approved the Certificate of Amendment at a special meeting of stockholders held on November 21, 2012. A copy of the Certificate of Amendment is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On November 21, 2012, the Company held a special meeting of stockholders (the “Special Meeting”) to approve a certificate of amendment to the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 100,000,000 to 500,000,000 (“Proposal 1”). The Company’s Board of Directors previously approved Proposal 1 subject to stockholder approval.

The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constituted a quorum for the transaction of business at the Special Meeting. As of the record date, November 13, 2012, there were 7,500,000 shares of the Company’s common stock outstanding. At the Special Meeting, there were 6,500,000 shares, or approximately 86.67%, of common stock represented in person or by proxy.

Set forth below are the final voting results for each proposal submitted to a vote of the stockholders at the Special Meeting. For more information on the following proposal, see the Company’s definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on November 20, 2012.

Proposal 1:	To approve a certificate of amendment to the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 100,000,000 to 500,000,000.

For	Against	Abstain
6,500,000	-	-

SECTION 9 -	FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

3.1	Certificate of Amendment to Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unseen Solar, Inc.
a Delaware corporation

Dated: November 21, 2012	By:	/s/ Craig S. McMillan
Craig S. McMillan
Chief Executive Officer